Exhibit 99.1

NEWS FOR IMMEDIATE RELEASE

CROSS COUNTRY HEALTHCARE REPORTS

THIRD QUARTER 2003 RESULTS

BOCA RATON, Fla. – November 5, 2003 – Cross Country Healthcare, Inc. (Nasdaq: CCRN) today reported revenue of $184.4 million for the third quarter ended September 30, 2003, a 15% increase over revenue of $160.2 million in the third quarter of 2002. Net income for the third quarter of 2003 increased 16% to $6.8 million, or $0.21 per diluted share, from net income of $5.9 million, or $0.17 per diluted share, in the same quarter of the prior year. The third quarter of 2002 included an after-tax loss related to discontinued operations of $2.9 million. Cash flows from operations increased 6% to $14.9 million for the third quarter of 2003 compared to $14.1 million for the third quarter of 2002.

For the first nine months of 2003, the Company reported revenue of $511.3 million compared to $477.1 million in the same nine-month period of 2002. Net income was $20.7 million, or $0.63 per diluted share, compared to net income of $20.9 million, or $0.62 per diluted share, in the first nine months of 2002. The corresponding nine-month periods of 2003 and 2002 include an after-tax loss related to discontinued operations of $0.4 million and $3.5 million, respectively. Cash flows from operations decreased 6% to $43.2 million for the first nine months of 2003 compared to $45.8 million for the comparable period in the prior year.

“This clearly continues to be an increasingly difficult environment for the services we provide to our acute care hospital customers due to lower than expected patient census and economic factors that influence the degree that full- and part-time nurses work directly for hospital employers at prevailing wages, which has resulted in lower hospital demand for supplemental staffing,” said Joseph A. Boshart, President and Chief Executive Officer of Cross Country Healthcare, Inc. “Even so, I am pleased to report that we achieved year over year revenue and earnings gains for the third quarter of 2003, generated strong cash flow, continued to repurchase our shares and accelerated the repayment of debt. However, putting the quarter into perspective, the increase in revenue was solely due to our recent acquisition of the Med-Staff business,” added Mr. Boshart.

Mr. Boshart continued, “While healthcare staffing volume trends continued to decline during the third quarter, bill rates are up year over year and up slightly sequentially. Staffing gross margins were up slightly sequentially over the second quarter, however, margins and revenue in our other human capital management services segment declined.”

Healthcare Staffing

For the third quarter ended September 30, 2003, the healthcare staffing business segment (travel and per diem nurse, allied health and clinical research trials staffing) generated revenue of $172.4 million, a 17% increase over revenue of $146.9 million in the same quarter of the prior year. The increase was entirely attributable to the recently acquired Med-Staff business. Excluding Med-Staff, healthcare staffing segment revenue declined 8% from the year ago quarter, primarily reflecting a year over year decrease in revenue from travel staffing services that was slightly offset by revenue growth in the Company’s developmental international nurse recruiting and centralized local nurse-staffing businesses.

During the third quarter of 2003, healthcare staffing volume improved both on a year over year and sequential basis due to the Med-Staff acquisition, increasing 17% and 12%, respectively. Excluding Med-Staff, the healthcare staffing segment experienced a 9% year over year quarterly decline in FTEs and a 6% sequential decline from the second quarter of 2003.

Contribution income (defined as income from continuing operations before interest, income taxes, depreciation and amortization and corporate expenses not specifically identified to a reporting segment), increased slightly in the third quarter of 2003 to $20.6 million from $20.5 million in the same quarter of 2002, reflecting higher SG&A investment related to hospital-oriented sales and marketing activities offset by the contribution from Med-Staff.

For the first nine months of 2003, segment revenue increased by 8% to $474.1 million from $438.6 million in the same period a year ago. Excluding Med-Staff, healthcare staffing segment revenue declined 3% from the same period in the prior year. Contribution income during the first nine months of 2003 declined by 2% to $58.8 million from $60.0 million in the prior year period, due to higher SG&A investment related to hospital-oriented sales and marketing activities offset by the contribution from Med-Staff since the acquisition date of June 5, 2003.

Other Human Capital Management Services

For the third quarter of 2003, the other human capital management services business segment (education and training, consulting, and retained search services) generated revenue of $12.0 million, a 9% decrease from the same quarter in the prior year. This was due to substantially lower search placement fees and moderately lower consulting fees. Contribution income in the third quarter of 2003 declined 57% to $0.6 million from $1.5 million in the same quarter a year ago. This decline is primarily due to the combined effect of lower revenue in the search business as well as higher general and administrative expenses in the search, consulting and educational seminars businesses.

For the first nine months of 2003, revenue for the other human capital management services segment declined 3% to $37.2 million from revenue of $38.5 million for the first nine months of 2002, while contribution income declined 36% to $3.3 million from $5.2 million for these same periods.

Stock Repurchase Program Update

During the third quarter of 2003, Cross Country Healthcare purchased 281,900 shares of its common stock at an average cost of $14.32 per share. The cost of such purchases was approximately $4.0 million. Since initiating its current stock buy-back program in November 2002, the Company has purchased 870,700 shares of its common stock at an average cost of $13.72 per share. The cost of such purchases was approximately $11.9 million. The Company can purchase up to an additional 629,300 shares at an aggregate price not to exceed approximately $13.1 million under this previously authorized stock repurchase program. Under this program, the shares may be purchased from time-to-time in the open market. The repurchase program may be discontinued at any time at the discretion of the Company. At September 30, 2003, the Company had approximately 31.9 million shares outstanding.

Legal Matters

The Company’s Cross Country TravCorps and Cross Country Nurses, Inc. subsidiaries are the subjects of a class action lawsuit filed in the Superior Court of California in Orange County alleging, among other things, violations of certain sections of the California Labor Code, unfair competition and breach of contract. This lawsuit is currently in the very early stages, it has not been certified by the court as a class action, and no monetary damages have been specified. As a result, the Company is unable to determine its potential exposure, if any, and intends to vigorously defend this matter. Additionally, the same law firm that filed this action against the Company’s subsidiaries has filed similar class action lawsuits in the State of California against other nurse staffing companies.

In a separate matter, the Company’s new Med-Staff, Inc. subsidiary and the predecessor Med-Staff company are the subjects of a lawsuit filed in the U.S. District Court in New Jersey by the National League for Nursing, Inc. (“NLN”), a not-for-profit company, in connection with certain NLN testing products as well as certain tests developed by the predecessor Med-Staff company. The Company is entitled to indemnification from the sellers for any losses associated with this lawsuit.

Guidance for Fourth Quarter and the Year Ended December 31, 2003

The following statements are based on current management expectations. Such statements are forward-looking and actual results may differ materially. These statements do not include the potential impact of any future mergers, acquisitions, other business combinations, the repurchase of the Company’s common stock or the pending legal matters.

Based on the present demand dynamics in the healthcare staffing services marketplace, for the fourth quarter of 2003, Cross Country Healthcare is projecting revenue to be in the $166 million to $172 million range and EPS to be in the range of $0.13 to $0.15 per diluted share. Based on actual results to date and the above fourth quarter guidance, the Company expects revenue for the full year 2003 to be in the $677 million to $683 million range and EPS from continuing operations to be in the range of $0.77 to $0.79 per diluted share, including $0.02 per diluted share for the write-off of certain loan fees in the second quarter. Cash flows from operations are expected to be in the range of $1.45 to $1.55 per diluted share.

Cross Country Healthcare will hold a conference call on Thursday, November 6th at 10:00 a.m. Eastern Time to discuss its third quarter 2003 financial results. This call will be webcast live by CCBN and can be accessed at the Company’s web site at www.crosscountry.com or by dialing 877-915-2769 from anywhere in the U.S. or by dialing 630-395-0021 from non-U.S. locations – Passcode: Cross Country. A replay of the webcast will be available through November 20th. A replay of the conference call will be available by telephone from approximately 12:00 p.m. Eastern Time on November 6th until November 20th by calling 800-294-4340 from anywhere in the U.S. or by calling 402-220-9772 from non-U.S. locations.

Cross Country Healthcare, Inc. is a leading provider of healthcare staffing services in the United States. The Company has a client base of over 3,000 hospitals, pharmaceutical companies and other healthcare providers across all 50 states. Copies of this and other news releases as well as additional information about Cross Country Healthcare can be obtained online at www.crosscountry.com. Shareholders and prospective investors can also register at the corporate web site to automatically receive the Company’s press releases, SEC filings and other notices by e-mail.

This release contains forward-looking statements. Statements that are predictive in nature, that depend upon or refer to future events or conditions or that include words such as "expects”, "anticipates", "intends", "plans", "believes", "estimates" and similar expressions are forward-looking statements. These statements involve known and unknown risks, uncertainties and other factors that may cause our actual results and performance to be materially different from any future results or performance expressed or implied by these forward-looking statements. These factors include the following: our ability to attract and retain qualified nurses and other healthcare personnel, costs and availability of short-term leases for our travel nurses, demand for the healthcare services we provide, both nationally and in the regions in which we operate, the functioning of our information systems, the effect of existing or future government regulation and federal and state legislative and enforcement initiatives on our business, our clients' ability to pay us for our services, our ability to successfully implement our acquisition and development strategies, the effect of liabilities and other claims asserted against us, the effect of competition in the markets we serve, and other factors set forth under the caption "Risk Factors" in the Company's 10-K for the year ended December 31, 2002. In addition, the Company cannot predict its ability to successfully defend its subsidiaries on the merits of the lawsuit or determine its potential liability, if any. Although we believe that these statements are based upon reasonable assumptions, we cannot guarantee future results. Given these uncertainties, the forward-looking statements discussed in this press release might not occur. While it is the Company's intention to update its guidance quarterly, it should not be assumed that its silence over time means that actual events are occurring as expressed or implied in such forward-looking statements.

# # #

For further information, please contact:

Howard A. Goldman

Director/Investor & Corporate Relations

Phone: 877-686-9779

Email: hgoldman@crosscountry.com

Cross Country Healthcare, Inc.

Condensed Consolidated Statements of Operations (1)

(amounts in thousands, except per share data)

(unaudited)

	Three Months Ended September 30,			Nine Months Ended September 30,
	2003	2002	% Change	2003	2002	% Change

Revenue from services	$184,389	$160,152	15%	$511,304	$477,056	7%
Operating expenses:
Direct operating expenses	139,512	119,450	17%	385,921	357,673	8%
Selling, general and administrative expenses	29,198	23,848	22%	80,594	70,237	15%
Bad debt expense	787	—	ND	787	359	119%
Depreciation	1,230	1,006	22%	3,336	2,477	35%
Amortization	991	781	27%	2,556	2,336	9%
Loss on early extinguishment of debt	—	—	ND	960	—	ND
Non-recurring secondary offering costs	—	—	ND	16	1,008	(98)%
Total operating expenses	171,718	145,085	18%	474,170	434,090	9
Income from operations	12,671	15,067	(16)%	37,134	42,966	(14)%
Other expenses:
Interest expense, net	1,571	975	61%	2,812	3,131	(10)%
Income from continuing operations before income taxes	11,100	14,092	(21)%	34,322	39,835	(14)%
Income tax expense	4,296	5,339	(20)%	13,283	15,416	(14)%
Income from continuing operations	6,804	8,753	(22)%	21,039	24,419	(14)%
Discontinued operations, net of income taxes	(1)	(2,881)	100%	(355)	(3,518)	90%
Net income	$6,803	$5,872	16%	$20,684	$20,901	(1)%

Net income/(loss) per common share- basic :
Income from continuing operations	$0.21	$0.27		$0.65	$0.76
Discontinued operations, net of income taxes	(0.00)	(0.09)		(0.01)	(0.11)
Net income per common share- basic :	$0.21	$0.18		$0.64	$0.65

Net income/(loss) per common share- diluted :
Income from continuing operations	$0.21	$0.26		$0.64	$0.72
Discontinued operations, net of income taxes	(0.00)	(0.09)		(0.01)	(0.10)
Net income per common share- diluted :	$0.21	$0.17		$0.63	$0.62

Weighted average common shares outstanding - basic	32,037	32,572		32,169	32,402
Weighted average common shares outstanding - diluted	32,581	33,615		32,588	33,871

—————

(1)

Certain amounts in the 2002 information have been reclassified to conform to the 2003 presentation primarily related to the adoption of EITF Issue No. 01-14, which relates to the reclassification of  reimbursable out of pocket expenses to revenue.

ND - not determinable

Cross Country Healthcare, Inc.

Condensed Consolidated Balance Sheets

(amounts in thousands)

	September 30, 2003	December 31, 2002
	(unaudited)
Current assets:
Cash and cash equivalents	$18,139	$17,210
Accounts receivable, net	109,506	97,641
Income taxes receivable	211	1,816
Assets from discontinued operations, net	—	248
Other current assets	12,219	11,163
Total current assets	140,075	128,078
Property and equipment, net	12,104	12,394
Goodwill, net	309,274	226,116
Trademarks, net	15,749	15,749
Other identifiable intangible assets, net	9,424	7,113
Other assets	3,169	1,150
Total assets	$489,795	$390,600

Current liabilities:
Accounts payable and accrued expenses	$2,615	$3,297
Accrued employee compensation and benefits	34,269	29,663
Current portion of debt and note payable	6,021	14,362
Liabilities from discontinued operations, net	19	186
Other current liabilities	5,932	2,422
Total current liabilities	48,856	49,930
Interest rate swap	—	606
Deferred income taxes	11,013	10,779
Long-term debt	112,903	28,453
Total liabilities	172,772	89,768
Commitments and contingencies
Stockholders' equity:
Common stock	3	3
Additional paid-in capital	253,624	258,489
Other stockholders' equity	63,396	42,340
Total stockholders' equity	317,023	300,832
Total liabilities and stockholders' equity	$489,795	$390,600

Cross Country Healthcare, Inc.

Segment Data (a) (1)

(unaudited, amounts in thousands)

	Three Months Ended September 30,			Nine Months Ended September 30,
	2003	2002	% Change	2003	2002	% Change

Revenue:
Healthcare staffing	$172,357	$146,935	17%	$474,083	$438,554	8%
Other human capital management services	12,032	13,217	(9)%	37,221	38,502	(3)%
	$184,389	$160,152	15%	$511,304	$477,056	7%

Contribution income (b):
Healthcare staffing	$20,608	$20,531	0%	$58,835	$59,983	(2)%
Other human capital management services	631	1,471	(57)%	3,282	5,154	(36)%
	21,239	22,002		62,117	65,137

Unallocated corporate overhead	6,347	5,148	23%	18,115	16,350	11%
Depreciation	1,230	1,006	22%	3,336	2,477	35%
Amortization	991	781	27%	2,556	2,336	9%
Loss on early extinguishment of debt	—	—	ND	960	—	ND
Non-recurring secondary offering costs	—	—	ND	16	1,008	(98)%
Interest expense	1,571	975	61%	2,812	3,131	(10)%
Income from continuing operations before income taxes	$11,100	$14,092	(21)%	$34,322	$39,835	(14)%

Cross Country Healthcare, Inc.

Financial Statistics (1)

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2003	2002	2003	2002

Net cash provided by operating activities (in thousands)	$14,900	$14,108	$43,170	$45,751
FTEs (c)	6,396	5,448	5,882	5,536
Weeks worked (d)	83,148	70,824	229,398	215,904
Average healthcare staffing revenue per FTE per week (e)	$2,073	$2,075	$2,067	$2,031

—————

(1)

Certain amounts in the 2002 information have been reclassified to conform to the 2003 presentation.

(a)

Segment data provided is in accordance with FASB Statement 131.

(b)

Defined as income from continuing operations before interest, income taxes, depreciation, amortization and corporate expenses not specifically identified to a reporting segment.  Contribution income is a financial measure used by management when assessing segment performance.

(c)

FTEs represent the average number of contract staffing personnel on a full-time equivalent basis.

(d)

Weeks worked is calculated by multiplying the FTEs by the number of weeks during the respective period.

(e)

Average healthcare staffing revenue per FTE per week is calculated by dividing the healthcare staffing revenue by the number of weeks worked in the respective periods.  Healthcare staffing revenue includes revenue from permanent placement of nurses.